 KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
ANNOUNCES APPOINTMENT OF DAVID J. FELDMAN AS PRESIDENT AND CEO

ARLINGTON, VA – April 7, 2008 – The Board of Directors of Katy Industries, Inc. (OTC BB:  KATY) announced the resignation of Anthony T. Castor, III as President and Chief Executive Officer, effective the close of business April 18, 2008.  David J. Feldman was appointed President and Chief Executive Officer, effective April 21, 2008.

 “On behalf of the Katy Board of Directors,” said Chairman William F. Andrews, “I want to thank Tony for his leadership over the past three years.  Tony’s efforts were instrumental in the ongoing turnaround of our Glit business unit, the divestiture of seven non-core businesses and the deleveraging of our balance sheet.  Our organization is now focused on janitorial and sanitary maintenance products and we believe we are well positioned to take advantage of this focused business model in the future,” Mr. Andrews added.  “We wish Tony success in his future endeavors.”

Mr. Feldman is currently President and COO of Airserv Corporation and prior to that was President of the Cooper Lighting division of Cooper Industries, Inc.  Mr. Andrews stated that “Over the past twenty years, Dave Feldman has led the transformation of several companies to growth and improved profitability.  In addition, Dave has considerable experience in distribution channels similar to those into which Katy sells its products.  Dave’s primary mandate is to grow sales and we look forward to having Dave apply his experience and expertise to the challenges facing Katy.”

This press release may contain various forward-looking statements.  The forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties, detailed from time to time in Katy’s filings with the SEC that may lead to results that differ materially from those expressed in any forward-looking statement made by the company or on its behalf.  Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a corporation focused on the manufacturing and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
Amir Rosenthal
(703) 236-4300